                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT

                                     under

                          THE SECURITIES ACT OF 1933

                               APO HEALTH, INC.
              Formerly known as Internetfinancial Corp. Com, Inc.
              ---------------------------------------------------
       (Exact Name of Small Business Issuer as specified in its charter)

            Nevada                     000-30074              86-0871787
(State or other jurisdiction     (Commission File No.)   (IRS Employer ID No.)
     of Incorporation)


                3950 Oceanside Ave., Oceanside, New York 11572
                ----------------------------------------------
                   (Address of principal executive offices)


                          STOCK COMPENSATION PLAN I

                          (Full title of the plan)

                             Dr. Jan Stahl, CEO
                              APO Health, Inc.
                             3950 Oceanside Ave.
                          Oceanside, New York 11572

                   (Name and address of agent for service)


                                (516-594-0005)

         (Telephone number, including area code, of agent for service)


CALCULATION OF REGISTRATION FEE

  Title of          Amount Proposed           Maximum          Proposed Maximum        Amount of
Securities To           To Be             Offering Price          Aggregate           Registration
Be Registered         Registered           Per Share(1)         Offering Price           Fee(1)
-------------       ---------------       --------------       ----------------       ------------

COMMON SHARES:         1,100,000              $1.00                1,100,000             $275.00
($0.001 par value)

STOCK OPTIONS: None

TOTAL:                 1,100,000              $1.00                1,100,000             $275.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                    PART I

                    INFORMATION REQUIRED IN THE PROSPECTUS

     Note: The document(s) containing the information concerning the 2001 Stock Compensation Plan I (the "Plan") of APO Health, Inc., a Nevada corporation (the "Registrant" or the "Company"), dated June 14, 2001 required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, consulting agreement and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

     References in this document to "us," "we," or "the Company" refer to APO Health, Inc., its predecessor and its subsidiaries, if any.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
        ----------------------------------------

     The following documents, which has been filed by us with the Securities and Exchange Commission, is hereby incorporated by reference into this
     Prospectus: (Our Report on Form 10-KSB for the fiscal year ended April 30, 2000; our report on Form 8-K for the fiscal quarter ended March 30,
     2001).

     All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
        --------------------------

     We are authorized to issue 125,000,000 shares of common stock .001 par value and no shares of Preferred Stock. As of March 30, 2001, we had a total of 15,000,000 shares of Common Stock issued and outstanding.

     Common Stock
     ------------

     The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights.

     The Common Stock currently outstanding is validly issued, fully paid and non-assessable. In the event of our liquidation, the holders of Common Stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and the holders of our senior securities, whatever they may be. We may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but we have paid not cash dividends on our Common Stock.

     Transfer Agent, Registrar and Warrant Agent
     -------------------------------------------

     We have appointed Executive Registrar & Transfer Agency, Inc. as our transfer agent for the Common Stock. Their phone number is 602-415-1273.

Item 5. Interests of Named Experts and Counsel.
        ---------------------------------------

     The firm of Carmine Bua, Attorney at Law, special securities counsel to us for the purpose of this Registration Statement, and whose opinion as to the legality of the issuance of the shares hereunder is attached hereto as Exhibit 5, owns no shares of our of our common shares.

Item 6. Indemnification of Directors and Officers.
        ------------------------------------------

     Our Articles of Incorporation authorize the Board of Directors, on behalf of us, and without shareholder action, to exercise all of our powers of indemnification to the maximum extent permitted under the applicable statute as amended permits us to indemnify our directors, officers, employees fiduciaries and agents as follows:

     The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

     (a) The person conducted himself or herself in good faith;

     (b) The person reasonably believed:

          (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

          (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.

     (c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

     The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.
        ------------------------------------

     Not applicable.

Item 8. Exhibits.
        ---------

     Exhibit
     Number   Description
     -------  -----------

     4.1      2001 Stock Compensation Plan I, dated June 14, 2001.

     5        Opinion of Counsel, Carmine Bua, Esq.

     6        Consent of Malone & Bailey, Certified Public Accountant.

              Consent of Carmine Bua, Esq. (Included in Exhibit 5).

     7        Consent of Linder & Linder, Certified Public Accountant

Item 9. Undertakings
        ------------

     1. The Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    (a) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof;

                    (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
     Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oceanside, New York, on this 11th day of July, 2001.

APO HEALTH, INC.
----------------

Dated: July 11, 2001

By:  /s/ Dr. Jan Stahl
    ----------------------
    Dr. Jan Stahl
    Chairman and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:  /s/ Dr. Jan Stahl
    ----------------------
    Dr. Jan Stahl,
    Chairman and Director

By:  /s/ Peter Steil
    ----------------------
    Peter Steil,
    Chief Financial and Accounting Officer - Director

By:  /s/ Kenneth Leventhal
    ----------------------
    Kenneth Leventhal,
    Director

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT

                                     under

                          THE SECURITIES ACT OF 1933

                               APO HEALTH, INC.
                               ----------------
              (Exact name of Issuer as specified in its charter)



                               E X H I B I T S



EXHIBIT INDEX
-------------

     Exhibit
     Number    Description
     -------   -----------

     4.1       2001 Stock Compensation Plan I, dated June 5, 2001.

     5         Opinion and Consent of Counsel, Carmine Bua, Esq.

     6         Consent of Malone & Bailey, Certified Public Accountants.

     7         Consent of Linder & Linder, Certified Public Accountant